                                  SCHEDULE 14A
                                 (RULE 14A-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                     EXCHANGE ACT OF 1934 (AMENDMENT NO.  )

     Filed by the registrant /X/

     Filed by a party other than the registrant / /

     Check the appropriate box:

     / / Preliminary proxy statement        / / Confidential, for Use of the
                                                Commission Only (as permitted by
                                                Rule 14a-6(e)(2))

     /X/ Definitive proxy statement

     / / Definitive additional materials

     / / Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12
                 UNIVERSAL STANDARD MEDICAL LABORATORIES, INC.
- --------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)
- --------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of filing fee (Check the appropriate box):

     /X/ $125 per Exchange Act Rule 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(i)(2)
or Item 22(a)(2) of Schedule 14A.

     / / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

     / / Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and
0-11.

     (1) Title of each class of securities to which transaction applies:

- --------------------------------------------------------------------------------

     (2) Aggregate number of securities to which transaction applies:

- --------------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

- --------------------------------------------------------------------------------

     (4) Proposed maximum aggregate value of transaction:

- --------------------------------------------------------------------------------

     (5) Total fee paid:

- --------------------------------------------------------------------------------

     / / Fee paid previously with preliminary materials.

- --------------------------------------------------------------------------------

     / / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1) Amount previously paid:

- --------------------------------------------------------------------------------

     (2) Form, schedule or registration statement no.:

- --------------------------------------------------------------------------------

     (3) Filing party:

- --------------------------------------------------------------------------------

     (4) Date filed:

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

               Universal Standard Medical Laboratories, Inc. Logo

May 8, 1996

To Our Shareholders:

     You are invited to attend the 1996 Annual Meeting of Shareholders which will take place at the Holiday Inn Crowne Plaza, 8000 Merriman Road, Romulus, Michigan on Wednesday, June 12, 1996. The meeting will start promptly at 1:00 p.m., local time.

     The attached notice of the meeting and Proxy Statement describe the items of business to be transacted: (i) the election of three directors, (ii) approving and adopting an amendment to the Company's 1992 Stock Option Plan to increase the number of shares available for option grants thereunder by 500,000 shares and to increase to 375,000 the maximum number of shares that may be subject to options granted to any salaried employee in any two consecutive fiscal years and (iii) such other business as may properly come before the meeting or any adjournment thereof. After the formal business session, there will be a report to the shareholders on the progress of the Company along with a discussion period.

     I look forward to seeing you at the Annual Meeting and hope you will make plans to attend. Whether or not you plan to attend the meeting, I urge you to sign, date and return your proxy in the addressed envelope enclosed for your convenience so that as many shares as possible may be represented at the meeting. No postage is required if the envelope is mailed in the United States. Returning the proxy will not affect your right to attend the meeting or your right to vote in person.

                                        Sincerely,
                                        EUGENE E. JENNINGS SIGNATURE
                                        EUGENE E. JENNINGS
                                        Chairman of the Board,
                                        President and Chief Executive Officer

               Universal Standard Medical Laboratories, Inc. Logo

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                          TO BE HELD ON JUNE 12, 1996

Southfield, Michigan
May 8, 1996

To the Shareholders of Universal Standard Medical Laboratories, Inc.:

     Notice is hereby given that the Annual Meeting of Shareholders of Universal Standard Medical Laboratories, Inc. will be held at the Holiday Inn Crowne Plaza, 8000 Merriman Road, Romulus, Michigan on Wednesday, June 12, 1996, at 1:00 p.m., local time, for the following purposes:

     1. To elect three directors of the Company to hold office until the 1999 Annual Meeting of Shareholders or until their successors are elected and qualified;

     2. To approve and adopt an amendment to the Company's 1992 Stock Option Plan to increase the number of shares available for option grants thereunder by 500,000 shares and to increase to 375,000 the maximum number of shares that may be subject to options granted to any salaried employee in any two consecutive years; and

     3. To transact such other business as may properly come before the meeting or any adjournment thereof.

     Shareholders of record on May 1, 1996 will be eligible to vote at this meeting. The stock transfer books of the Company will not be closed, but only shareholders of record at the close of business on such date will be entitled to notice of and to vote at the meeting.

                                          By order of the Board of Directors,

                                        THOMAS S. VAUGHN SIGNATURE
                                          THOMAS S. VAUGHN
                                          Secretary
- --------------------------------------------------------------------------------

YOUR VOTE IS IMPORTANT. PLEASE DATE, SIGN AND MAIL THE ENCLOSED FORM OF PROXY IN THE ACCOMPANYING ADDRESSED ENVELOPE AT YOUR EARLIEST OPPORTUNITY.
- --------------------------------------------------------------------------------

               UNIVERSAL STANDARD MEDICAL LABORATORIES, INC. LOGO

                                PROXY STATEMENT

     This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Universal Standard Medical Laboratories, Inc. (the "Company") to be used at the Annual Meeting of Shareholders, and at any adjournment thereof, to be held on Wednesday, June 12, 1996 at the Holiday Inn Crowne Plaza, 8000 Merriman Road, Romulus, Michigan beginning at 1:00 p.m., local time. The address of the principal executive offices of the Company is 26500 Northwestern Highway, Southfield, Michigan 48076. This Proxy Statement and the accompanying form of proxy, which is being solicited by the Board of Directors, will be first sent or given to shareholders on or about May 13, 1996.

     Only holders of record of the Company's Common Stock at the close of business on May 1, 1996 (the "Record Date") will be entitled to notice of and to vote at the Annual Meeting or any adjournment thereof. Shareholders of record on the Record Date are entitled to one vote per share on any matter that may properly come before the Annual Meeting. As of the Record Date, a total of 6,451,642 shares of Common Stock were issued and outstanding and entitled to vote at the Annual Meeting. The presence, either in person or by properly executed proxy, of the holders of a majority of the outstanding shares of Common Stock is necessary to constitute a quorum at the Annual Meeting.

     A proxy may be revoked at any time before it is exercised by delivering written notice to the Secretary of the Company, executing and delivering a later dated proxy or voting in person at the Annual Meeting. Unless revoked, the shares represented by each duly executed, timely delivered proxy will be voted in accordance with the specifications made. IF NO SPECIFICATIONS ARE MADE, SUCH SHARES WILL BE VOTED FOR THE ELECTION OF DIRECTORS AS PROPOSED IN THIS PROXY STATEMENT AND IN FAVOR OF THE PROPOSAL TO AMEND THE COMPANY'S 1992 STOCK OPTION PLAN (THE "OPTION PLAN"). The Board of Directors does not intend to present any other matters at the Annual Meeting. However, should any other matters properly come before the Annual Meeting, it is the intention of the persons named in the accompanying form of proxy to vote the proxy in accordance with their best judgment. For purposes of determining the number of votes cast with respect to the election of directors, only those cast "for" are included. Abstentions and withheld votes are counted only for purposes of determining whether a quorum is present at the Annual Meeting and determining whether the requisite vote is received on the proposal to approve the Option Plan amendment. Abstentions will have the effect of a vote against the Option Plan amendment. Broker non-votes are not counted for any purposes and have no effect.

     All costs of solicitation of proxies will be borne by the Company. In addition to solicitation by mail, the officers and employees of the Company, who will receive no extra compensation therefor, may solicit proxies personally or by telephone. The Company will reimburse brokerage houses, custodians, nominees and fiduciaries for their expense in mailing proxy material to principals.

                           INFORMATION ON SECURITIES

     The following table sets forth information as of March 31, 1996, unless otherwise indicated, with respect to the beneficial ownership of Common Stock by each director (including the nominees for election), each executive officer named in the Summary Compensation Table under "Executive Compensation", all directors and executive officers as a group and all other persons known by the Company to beneficially own more than 5% of the outstanding shares of Common Stock (each, a "5% Owner").

                                                                   NUMBER              PERCENT
                             NAME(A)                            OF SHARES(B)         OF CLASS(C)
     --------------------------------------------------------   ------------         -----------
     Eduardo Bohorquez.......................................     2,480,517(d)(e)        38.2
     Anthony A. Bonelli......................................        18,997(f)          *
     Robert P. DeCresce......................................        25,747(g)          *
     Thomas R. Donahue.......................................           -0-                --
     Thomas W. Gorman........................................       584,899(h)            9.1
     P. Thomas Hirsch........................................         7,500(i)          *
     Eugene E. Jennings......................................           -0-                --
     Nicholas Peters.........................................     2,480,517(d)(e)        38.2
     Joseph J. Vadapalas.....................................     2,480,517(d)(e)        38.2
     John T. Watkins.........................................       204,167(j)            3.2
     Perry C. McClung........................................       121,113(k)            1.9
     Alan S. Ker.............................................        37,179(l)          *
     Ronald Sconyers.........................................         1,235             *
     Thomas A. Marquard......................................        21,133(m)          *
     Michael W. Miller.......................................         2,183             *
     WestSphere Capital, Inc.................................     2,480,517(d)(e)        38.2
     WestSphere Funding, Ltd.................................       383,135(d)(e)         5.9
     WestSphere Funding II, L.P..............................       412,647(e)            6.4
     WestSphere Equity Holdings, Ltd.........................     1,335,558(e)           20.9
     WestSphere Capital Associates, L.P......................     2,480,517(d)(e)        38.2
     Anixter International Inc...............................       774,899(n)           12.1
     The Kaufmann Fund, Inc..................................     1,842,857(o)           24.4
     All directors and executive officers as a group (13
       persons)..............................................     3,480,119(p)           52.9

- -------------------------
 *   Less than one percent.

(a) The address of all directors and executive officers of the Company (except as noted below) is the Company's address. The address of WestSphere Funding, Ltd. ("Funding") and WestSphere Equity Holdings, Ltd. ("Equity") is c/o Maples and Calder, P.O. Box 309, Ugland House, South Church Street, Grand Cayman, Cayman Islands, B.W.I. The address of each of WestSphere Funding II, L.P. ("Funding II"), WestSphere Capital Associates, L.P. ("WCA"), WestSphere Capital, Inc. ("WCI") and Messrs. Bohorquez, Peters, Vadapalas and Donahue is c/o WCA, 280 Park Avenue, New York, New York 10017. The address of Mr. Gorman and Signal Capital Corporation is 55 Ferncroft Road, Danvers, Massachusetts 01923. The address of Anixter International Inc. is Two North Riverside Plaza, Chicago, Illinois 60606. The address of The Kaufmann Fund, Inc. is 140 E. 45th Street, 43rd Floor, New York, New York 10017.

(b) The column sets forth shares of Common Stock which are deemed to be "beneficially owned" by the persons named in the table under Rule 13d-3 of the Securities and Exchange Commission ("SEC"), including shares issuable under options or warrants exercisable currently or within 60 days of March 31, 1996. Each of the persons named in the table has sole voting and investment power with respect to all shares beneficially owned by them, except as described in the following footnotes.

(c) For purposes of calculating the percentage of Common Stock beneficially owned, the shares issuable to such person under stock options or warrants exercisable currently or within 60 days of March 31, 1996 or upon conversion of the Company's 8.25% Convertible Subordinated Debentures Due 2006

("Debentures") owned by such person are considered outstanding and added to the shares of Common Stock actually outstanding.

(d) Includes 83,117 shares which may be acquired pursuant to a currently exercisable warrant held by Funding.

(e) Funding II, Funding and Equity have entered into management agreements with WCA pursuant to which WCA has the authority to direct the voting power of the shares of the Company owned by these entities. WCI is the general partner of Funding II and is the general partner of WCA and therefore may be deemed to be the beneficial owner of the shares of Common Stock directly owned by Funding II, Funding and Equity. WCI disclaims this beneficial ownership. Messrs. Bohorquez, Peters and Vadapalas are principals of WCA and directors of WCI and therefore may be deemed to be beneficial owners of the shares of Common Stock directly owned by Funding II, Funding and Equity. Messrs. Bohorquez, Peters, Vadapalas and Donahue are also limited partners in Funding II. Messrs. Bohorquez, Peters, Donahue and Vadapalas disclaim beneficial ownership of these shares other than shares they beneficially own as limited partners of Funding II.

(f)  Includes 18,997 shares which may be acquired pursuant to stock options.

(g) Includes 22,747 shares which may be acquired pursuant to stock options and 3,000 shares owned by Dr. DeCresce's minor sons as to which shares Dr. DeCresce disclaims beneficial ownership.

(h) Includes 584,899 shares owned by Signal Capital Corporation for which Mr. Gorman is a senior investment manager. Excludes 190,000 shares owned by Anixter International Inc., the parent corporation of Signal Capital Corporation. Mr. Gorman disclaims beneficial ownership of all such shares.

(i)  Includes 7,500 shares which may be acquired pursuant to stock options.

(j)  Includes 30,124 shares which may be acquired pursuant to stock options.

(k)  Includes 18,750 shares which may be acquired pursuant to stock options.

(l) Includes 30,213 shares which may be acquired pursuant to stock options and 1,500 shares as to which Mr. Ker shares beneficial ownership with his spouse.

(m) Includes 18,963 shares which may be acquired pursuant to stock options and 100 shares as to which Mr. Marquard shares beneficial ownership with his spouse.

(n) Includes 190,000 shares owned directly and 584,899 shares owned by its subsidiary, Signal Capital Corporation.

(o) Information regarding The Kaufmann Fund is based on the Schedule 13G filed by the Fund as of December 31, 1995 and information obtained verbally from The Kaufmann Fund. Includes 1,142,857 shares which may be acquired upon conversion of Debentures.

(p) Includes a total of 180,741 shares which may be acquired pursuant to options and warrants. See also footnotes (d) through (l) above. None of the directors or executive officers beneficially own any Debentures.

                                   PROPOSAL 1

                       NOMINEES FOR ELECTION AS DIRECTORS

     The Company's Articles of Incorporation divide the Company's directors into three classes, the terms of which expire as set forth below. At each annual meeting, the shareholders of the Company will elect to three-year terms directors to replace those directors whose terms expire at that annual meeting. The term of office of directors elected at this year's Annual Meeting will continue until the 1999 Annual Meeting.

     The following sets forth information as to each nominee for election at the Annual Meeting and each director continuing in office, including his age, present principal occupation, other business experience during the last five years, directorships in other publicly held companies, membership on committees of the Board of Directors and period of service as a director of the Company. THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR EACH OF THE NOMINEES FOR ELECTION. The election of directors requires a plurality of the votes cast.

     If any nominee at the time of election is unable to serve, or otherwise is unavailable for election, and if other nominees are designated, the persons named in the accompanying form of proxy will have discretionary authority to vote or refrain from voting in accordance with their judgment on such other nominees. If any nominees are substituted by the Board of Directors, the persons named in the accompanying form of proxy intend to vote for such nominees. Management is not aware of the existence of any circumstance which would render any nominee named hereunder unavailable for election. All nominees are currently directors of the Company.

NOMINEES FOR ELECTION TO THE BOARD OF DIRECTORS FOR A TERM EXPIRING IN 1999

     ANTHONY A. BONELLI(2), 45 Mr. Bonelli has been a director of the Company since June 1992. Mr. Bonelli has been President and Chief Operating Officer of Neuman Distributors, Inc., a wholesale distributor of pharmaceutical products, since August 1995. Previously, he served as President and Chief Operating Officer for Copley Pharmaceutical, Inc., a worldwide developer and manufacturer of off-patent generic prescription and over the counter pharmaceuticals, from June 1993 until November 1994. From September 1989 until June 1993, Mr. Bonelli was Vice President, Institutional Health Care Strategic Business Unit, for Parke-Davis, a division of the Warner-Lambert Company, a worldwide pharmaceutical and consumer products corporation, and prior to that served as Director of Marketing of Parke-Davis from August 1987 until September 1989. From February 1986 to August 1987, Mr. Bonelli held various positions with Schering-Plough Corporation, a pharmaceutical manufacturer, including Director, Trade Development. Mr. Bonelli holds a law degree from the University of San Francisco and an M.B.A. from Rutgers University.

     ROBERT P. DECRESCE, M.D.(1)(2), 46 Dr. DeCresce has been a director of the Company since June 1992. He has been the Director of Clinical Laboratories for Rush-Presbyterian/St. Luke's Medical Center in Chicago, Illinois since July 1991. From 1987 to 1991, he was the Chief of Pathology of Humana Hospital-Michael Reese in Chicago, Illinois. From 1983 to 1987, he was Vice President for MetPath Incorporated, a division of Corning, Inc. Dr. DeCresce received an M.D. from Columbia University College of Physicians and Surgeons in 1975 and an M.B.A. from Columbia University in 1977.

     THOMAS W. GORMAN, 36 Mr. Gorman has been a director of the Company since November 1992. He has been a senior investment manager at Signal Capital Corporation, a Massachusetts-based investment firm ("Signal") and wholly owned subsidiary of Anixter International Inc., since April 1991. Mr. Gorman also served as an investment manager at Signal from January 1990 to April 1991 and as Assistant Treasurer at Signal from May 1988 to January 1990. From June 1987 to May 1988, Mr. Gorman served as Manager, Corporate Finance, at General Motors Corporation.

DIRECTORS WHOSE TERMS EXPIRE IN 1998

     EDUARDO BOHORQUEZ, PH.D(1), 49 Dr. Bohorquez has been a director of the Company since its organization. He has been the President and Chief Executive Officer of WCI and the Chief Executive Officer of WCA, each an investment firm, since their organization in 1989. From August 1986 to May 1989, he was employed by Ehrlich Bober and Co., Inc., an investment banking company, as a Managing Director, and from

January 1980 to July 1986 he was employed by The Chase Investment Bank, the investment banking subsidiary of The Chase Manhattan Bank, N.A., as a Managing Director of the Corporate Finance Group. Dr. Bohorquez holds a Ph.D in Finance from the University of Wisconsin. From 1983 to 1987, he served as Adjunct Professor of International Finance at Columbia University School of International Affairs.

     NICHOLAS PETERS, 34 Mr. Peters has been a director of the Company since its organization. He has been an Executive Vice President of WCI and a Managing Director of WCA since their organization in 1989. From April 1988 to May 1989, he was employed by Ehrlich Bober & Co., Inc. as a director. From 1985 to 1988, he was employed by The Chase Investment Bank as a director.

     JOSEPH J. VADAPALAS(1), 41 Mr. Vadapalas has been a director of the Company since its organization. He has been an Executive Vice President of WCI and a Managing Director of WCA since their organization in 1989. From August 1986 to May 1989, he was employed by Ehrlich Bober & Co., Inc. as a director. From September 1982 to August 1986, he was employed by The Chase Investment Bank as a director.

DIRECTORS WHOSE TERMS EXPIRE IN 1997

     THOMAS R. DONAHUE(2), 34 Mr. Donahue has been a director of the Company since its organization. He has been a principal of WCA since November 1992 and was a director of WCA from the time of its organization in 1989 until November 1992. From July 1988 to May 1989, he was employed by Ehrlich Bober & Co. Inc. as a Senior Associate. From September 1986 through June 1988, Mr. Donahue was enrolled in the M.B.A. Program at the Wharton School of the University of Pennsylvania from which he graduated in June 1988. From July 1984 to August 1986, Mr. Donahue was employed by The Chase Investment Bank as an Associate.

     P. THOMAS HIRSCH, 45 Mr. Hirsch has been a director of the Company since October 1994. Mr. Hirsch has served as President and Chief Executive Officer of Path Lab, Inc., a New England hospital-based clinical laboratory company, since June 1984. From October 1985 until June 1994, Mr. Hirsch was also the President and Chief Executive Officer of Diagnostic Laboratory Services, Inc., a clinical laboratory company based in Hawaii. Mr. Hirsch has over 17 years of managerial experience in the health care industry.

     EUGENE E. JENNINGS, 42 Mr. Jennings has been Chairman of the Board, President and Chief Executive Officer since April 1996. From November 1991 to March 1996, Mr. Jennings served in various managerial capacities for AMSCO International, Inc., a manufacturer of medical and industrial infection control and surgical care equipment and provider of bio-medical services, and most recently as Corporate Vice President -- International and Bio-Technology and Pharmaceutical Businesses. Mr. Jennings served as Vice President and General Manager of Stryker Corporation, a manufacturer of endoscopic medical devices, during 1990 and 1991 and has more than 15 years of senior executive managerial experience in the health care industry.

     JOHN T. WATKINS, 48 Mr. Watkins has been Vice Chairman of the Board since April 1996 and a director of the Company since February 1993. Mr. Watkins served as Chairman of the Board from April 1993 to April 1996 and President and Chief Executive Officer from February 1993 to April 1996. Mr. Watkins was Executive Vice President, Operations of the Company from June 1991 to February 1993 and its Secretary from August 1992 to February 1993. Prior to joining the Company, he served as Vice President of Operations and a director of MML, Inc., the Company's predecessor, from 1984 to May 1991, and of Leeco Diagnostics, Inc., a manufacturer of medical diagnostic devices, from 1978 to 1988.
- -------------------------
(1) Member of the Compensation and Stock Option Committee.

(2) Member of the Audit Committee.

     WCI and its affiliates beneficially own approximately 38.2% of the Company's outstanding Common Stock. Certain of the Company's shareholders, including WCI, Mr. Watkins and Mr. McClung, have agreed to vote their shares for the election of Mr. Gorman at the request of Signal pursuant to a certain Stockholders Agreement dated June 28, 1991. Such right of Signal expires upon the earlier to occur of June 27, 2001 and the date on which Signal no longer holds at least 5% of the Common Stock.

DIRECTOR COMPENSATION

     During 1995, non-employee directors were authorized to receive a quarterly fee of $2,500, plus $1,500 for each Board meeting in which they participated. In addition, in 1995, non-employee directors who were members of Board Committees were authorized to receive a fee of $1,500 for each Audit Committee meeting in which they participated and $500 for each Compensation and Stock Option Committee meeting in which they participated. The non-employee directors waived all directors and committee fees during 1995 and were only reimbursed for travel and related expenses. In 1996, the Board may elect to reinstate payment of directors and committee fees.

     The Directors Stock Option Plan (the "Directors Plan") provides for the making of stock option grants to directors who are not employees of the Company or its subsidiaries and who are not beneficial owners of more than 5% of the shares of Common Stock outstanding ("5% Owners") or employees, officers or affiliates of a 5% Owner. Messrs. Bonelli and Hirsch and Dr. DeCresce each received an initial grant of an option to purchase 30,000 shares at an exercise price of $5.60 per share during 1995 under the Directors Plan. Eligible directors who are first elected to the Board after March 1995 will receive an initial grant of an option to purchase 15,000 shares in addition to annual grants during the term of the Directors Plan at an exercise price equal to the fair market value per share of the Common Stock on the grant date (as calculated under the Directors Plan). In addition, on the date of each annual meeting during the term of the Directors Plan, each eligible director will receive an option to purchase 10,000 shares at a price equal to the fair market value per share of the Common Stock on the grant date (as calculated under the Directors
Plan). All options granted under the Directors Plan become exercisable in equal annual installments on each of the first four anniversaries of the grant date or immediately upon a "change of control" or "involuntary removal" from the Board of Directors (as such terms are defined in the Directors Plan).

BOARD COMMITTEES AND ATTENDANCE

     The Company's Board of Directors has an Audit Committee and a Compensation and Stock Option Committee (the "Compensation Committee"). The Audit Committee, which met four times during 1995, oversees actions taken by the Company relating to its financial matters and its independent auditors, recommends the engagement of auditors and reviews the Company's financial statements. The Compensation Committee, which met two times during 1995, approves the compensation of executives of the Company and makes recommendations to the Board of Directors with respect to standards for setting compensation levels. See "Executive Compensation" for the Compensation Committee's report on executive compensation practices and policies. In addition to formal meetings, from time to time the Compensation Committee informally discusses issues or matters under consideration and takes formal action by unanimous written consent. The Company's Board of Directors met eleven times during 1995. Each director attended 75% or more of the total number of meetings of the Board and committees of which he was a member in 1995, except Mr. Hirsch, who attended 73% of such meetings, Dr. Bohorquez who attended 45% of such meetings and Mr. Peters who attended none of such meetings.

EXECUTIVE OFFICERS

     The executive officers of the Company as of the date of this Proxy Statement are listed and described below. Executive officers serve at the discretion of the Board of Directors.

               NAME                   AGE                         POSITION
- -----------------------------------   ----   ---------------------------------------------------
Eugene E. Jennings.................     42   Chairman of the Board, President, Chief Executive
                                             Officer and Director
Perry C. McClung...................     59   Executive Vice President and President of Universal
                                               Standard Managed Care, Inc.
Lou Gorga..........................     43   Vice President and Chief Operating Officer
Alan S. Ker........................     44   Vice President, Finance, Chief Financial Officer,
                                               Treasurer and Assistant Secretary

     Mr. Jennings' business experience is described under "Directors Whose Terms Expire in 1997".

     Mr. Gorga joined the Company in September 1995 as Vice President and Chief Operating Officer. Prior to joining the Company, Mr. Gorga was a clinical laboratory consultant. He was Vice President-General Manager of Meditrend Consultants, Inc., a clinical laboratory, from 1992 to 1994, was Vice President, Operations, for the Institute for Laboratory Medicine, a clinical laboratory, from 1991 to 1992 and served in the same capacity for EnzoLabs, Inc., a clinical laboratory, from 1989 to 1991. He has also served in a managerial capacity at MDS Health Group, Inc., Damon Corporation and MetPath, Inc. Mr. Gorga was involved in a personal bankruptcy which was discharged in September 1995.

     Mr. McClung has been Executive Vice President of the Company and President of the Company's subsidiary, Universal Standard Managed Care, Inc. ("USMC"), since June 1991. Prior to joining the Company, Mr. McClung served as Vice President of Marketing of MML, Inc., the Company's Predecessor, from 1984 to May 1991. From 1968 to 1983, Mr. McClung served in various positions, including Vice President of Auto National Marketing, with Michigan Blue Cross/Blue Shield.

     Mr. Ker has served as Vice President, Finance, and Chief Financial Officer of the Company since July 1991 and was appointed Assistant Secretary in March 1995. Mr. Ker was appointed Treasurer of the Company in June 1992. Prior to joining the Company, Mr. Ker had been the Western Regional Controller of Damon Corporation, a nationally-based clinical laboratory, since January 1985. From 1980 through December 1984, Mr. Ker was the Controller for the United States operations of MDS Health Group, Inc., a worldwide clinical laboratory.

                 COMMITTEE INTERLOCKS AND CERTAIN TRANSACTIONS

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Joseph Vadapalas, Eduardo Bohorquez and Robert DeCresce served on the Compensation Committee of the Board of Directors of the Company during 1995. None of these individuals was an employee of the Company during 1995.

     Pursuant to the terms of a management advisory and consulting agreement between WCA and the Company which terminated in December 1992, the Company has an outstanding obligation to WCA in the amount of approximately $210,000. In addition, during 1995, the Company became obligated to reimburse WCA for expenses totalling $185,000 paid on behalf of the Company. WCA is a 5% Owner and is controlled by WCI. Dr. Bohorquez is the chief executive officer of WCA and Mr. Vadapalas is a managing director of WCA.

CERTAIN OTHER TRANSACTIONS AND RELATIONSHIPS

     The Company's laboratory and former headquarters in Southfield, Michigan is leased from Brace Place Associates, of which Mr. Watkins (a director, and former executive officer and 5% Owner), Robert Nowikowski (a former 5% Owner) and Barbara Pace (a former 5% Owner) are general partners. The aggregate rental payment under this lease was approximately $455,000 in 1995 and will be $362,000 in 1996. The lease expires on September 30, 1996.

                             EXECUTIVE COMPENSATION

SUMMARY

     The following table provides summary information concerning compensation paid or accrued by the Company and its subsidiaries to the individual serving as the Company's Chief Executive Officer during 1995 and each of the four other most highly compensated executive officers of the Company serving as such as of December 31, 1995, and one former executive officer (collectively, the "Named Officers") for the periods indicated. The Company's current Chief Executive Officer was not employed by the Company until 1996 and received no compensation from the Company during the periods indicated.

                           SUMMARY COMPENSATION TABLE

                                                                             LONG TERM
                                                                            COMPENSATION
                                                                               AWARDS
                                                                            ------------
                                                                             SECURITIES
                                                ANNUAL COMPENSATION          UNDERLYING
                                            ---------------------------       OPTIONS/       ALL OTHER
                NAME AND                             SALARY      BONUS          SARS        COMPENSATION
           PRINCIPAL POSITION               YEAR      ($)         ($)           (#)            ($)(A)
- -----------------------------------------   ----    --------    -------     ------------    ------------
John Watkins.............................   1995    $149,921    $    --        10,000           $209
Chief Executive Officer,                    1994     188,441     62,500(c)     50,000            209
Chairman and President(b)                   1993     221,636     40,000(d)     50,000            209
Perry McClung............................   1995     133,890         --        10,000            540
Executive Vice President and                1994     113,783     62,500(c)     50,000            540
President of USMC                           1993     114,448     40,000(d)     10,000            842
Alan Ker.................................   1995     130,703         --        10,000            122
Vice President, Finance,                    1994     128,006         --        50,000            122
Treasurer and Chief                         1993     123,547         --        10,000            122
Financial Officer
Thomas Marquard..........................   1995     120,238         --            --            209
Vice President, Sales                       1994     120,619         --            --            209
and Marketing, of USMC(g)                   1993     124,155         --            --            209
Ronald Sconyers..........................   1995     115,385         --        10,000            346
Vice President, Management Information
Systems and Billing(e)(g)
Michael Miller...........................   1995     128,780         --        10,000            209
Former Vice President, Sales                1994     129,714         --        50,000            209
and Marketing(f)                            1993     124,761         --        15,000            209

- -------------------------
(a) Amounts in 1995 represent premiums paid by the Company for term life insurance policies purchased for such officers.

(b) Mr. Watkins ceased to be Chairman of the Board, President and Chief Executive Officer of the Company and was appointed as Vice Chairman of the Company in April 1996.

(c) Represents a discounted advanced payment made to the executive in connection with the renegotiation of an employment agreement entered into in 1991 as part of the acquisition of a business in which the executive had an ownership interest. The executive's employment agreement was renegotiated as part of the Company's restructuring program in an effort to reduce the Company's operating costs. This payment represented a 22% discount on payments that would otherwise have been due to the executive through June 1996.

(d) Represents a payment required to be made to the executive under the terms of an employment agreement entered into in 1991 as part of the acquisition of a business in which the executive had an ownership interest.

(e)  Mr. Sconyers joined the Company in January 1995.

(f)  Mr. Miller left the Company in December 1995.

(g)  No longer an executive officer of the Company effective March 27, 1996.

OPTIONS

     The following table sets forth information concerning stock option grants during 1995 to the Named Officers.

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                                                                                POTENTIAL
                                                                                                REALIZABLE
                                                 INDIVIDUAL GRANTS                           VALUE AT ASSUMED
                           -------------------------------------------------------------     ANNUAL RATES OF
                            NUMBER OF      PERCENT OF TOTAL                                    STOCK PRICE
                            SECURITIES       OPTIONS/SARS                                    APPRECIATION FOR
                            UNDERLYING        GRANTED TO       EXERCISE OR                    OPTION TERM(a)
                           OPTIONS/SARS      EMPLOYEES IN      BASE PRICE     EXPIRATION    ------------------
          NAME              GRANTED(#)       FISCAL YEAR         ($/SH)          DATE         5%         10%
- ------------------------   ------------    ----------------    -----------    ----------    -------    -------
John Watkins............      10,000(b)           9.1%            $6.00        12/05/05     $20,142    $67,612
Perry McClung...........      10,000(b)           9.1              6.00        12/05/05      20,142     67,612
Alan Ker................      10,000(b)(c)        9.1              6.00(c)     12/05/05      20,142     67,612
Thomas Marquard.........          --               --                --              --          --         --
Ronald Sconyers.........      10,000(d)           9.1              4.98        01/01/05      31,319     79,368
Michael Miller..........      10,000(b)           9.1              6.00        12/05/05      20,142     67,612

- -------------------------
(a) Represents the value of such option at the end of its 10 year term (without discounting to present value), assuming the market price of the Common Stock appreciates from the exercise price beginning on the grant date at an annually compounded rate of 5% or 10%. These amounts represent assumed rates of appreciation only. Actual gains, if any, will be dependent on overall market conditions and on the future performance of the Common Stock. There can be no assurance that the amounts reflected in this table will be achieved. On May 1, 1996, the closing market price of the Common Stock was $4.25, which was below the respective exercise prices of all of the options indicated in the table. Hence, if exercised as of May 1, 1996, none of such options would have had any value.

(b) These options were granted under the 1992 Stock Option Plan and become exercisable in cumulative annual installments of 25% on each of the first four anniversaries of the grant date or immediately upon death, disability, change in control or termination of employment without cause.

(c) Mr. Ker's option was amended in May 1996 to reduce the exercise price to $4.75, to postpone the first date on which a portion of the option becomes exercisable from December 5, 1996 to May 6, 1997 and to eliminate the provision accelerating exercisability upon termination without cause.

(d) Option becomes exercisable upon a change in control of the Company (as defined in the option agreement) but only if the Company's and its subsidiaries' average number of days of accounts receivable outstanding was less than or equal to 70 days for a period of at least three consecutive calendar months and Mr. Sconyers continues as an employee of the Company or a subsidiary in the same or higher position.

     The following table provides information with respect to option exercises by the Named Officers during 1995 and the unexercisable options held as of the end of 1995 by the Named Officers.

            AGGREGATED OPTIONS/SAR EXERCISES IN LAST FISCAL YEAR AND
                       FISCAL YEAR-END OPTION/SAR VALUES

                                                               NUMBER OF SECURITIES            VALUE OF UNEXERCISED
                                                              UNDERLYING UNEXERCISED        IN-THE-MONEY OPTIONS/SARS
                                                                 OPTIONS/SARS AT
                               SHARES                           FISCAL YEAR-END(#)          AT FISCAL YEAR-END ($)(a)
                            ACQUIRED ON        VALUE       ----------------------------    ----------------------------
          NAME              EXERCISED(#)    REALIZED($)    EXERCISABLE    UNEXERCISABLE    EXERCISABLE    UNEXERCISABLE
- -------------------------   ------------    -----------    -----------    -------------    -----------    -------------
John Watkins.............           0         $     0         38,750          86,250         $     0           $ 0
Perry McClung............           0               0         18,750          66,250               0             0
Alan Ker.................           0               0         30,213(b)       65,000          16,126             0
Thomas Marquard..........           0               0         18,963           1,250          16,126             0
Ronald Sconyers..........           0               0              0          10,000               0             0
Michael Miller...........      30,426          28,030         21,250          68,750               0             0

- -------------------------
(a) Represents the total gain which would have been realized if all in-the-money options were exercised at December 31, 1995. The closing market price at December 29, 1995 was $4.25.

(b) Includes options to purchase 15,000 shares which Mr. Ker agreed in May 1996 not to exercise before May 6, 1997.

EMPLOYMENT AGREEMENTS

     The Company has employment agreements with each of the Named Officers. These agreements are described below.

     The employment agreement with John Watkins provides for an annual salary of $150,000 (subject to adjustment for inflation) until his appointment as Vice Chairman of the Board and $75,000 thereafter through its expiration on June 30, 1997. Upon termination of Mr. Watkins' employment by the Company for cause or as a result of his death, disability or violation of the terms of the agreement, the Company's obligation to pay Mr. Watkins' salary will cease. If Mr. Watkins' employment is otherwise terminated by the Company, the Company is obligated to pay his salary for the remainder of the term. The agreement also provides that Mr. Watkins was entitled to participate in the 1994-1996 Executive Compensation Plan until his employment was terminated or until he became Vice Chairman of the Board, whichever occurred first. Mr. Watkins will also receive payments totalling $120,000, payable in 15 equal monthly installments beginning in April 1996, in connection with his covenant not to compete with the Company during the term of his employment and for five years thereafter.

     The employment agreement of Mr. McClung expires June 28, 1996 and provides for an annual salary of $135,000 (subject to adjustment for inflation). Upon termination of Mr. McClung's employment by the Company for cause or as a result of Mr. McClung's incapacity, the Company's obligation to pay Mr. McClung's salary will cease. Upon termination by the Company other than for cause or incapacity, his salary would decrease to $110,000 and would be payable for the remainder of the term of the agreement. The agreement also provides that Mr. McClung is entitled to participate in the 1994-1996 Executive Compensation Plan until his employment terminates.

     The employment agreement of Mr. Ker provides for an annual salary (subject to adjustment for inflation) of $125,000 through December 31, 1996 and $145,000 through its expiration on July 30, 1997. The contract term will extend automatically for successive terms of one year unless, at least nine months prior to the then current expiration date, the Company gives notice of its intent not to extend the term. Upon termination of employment by the Company without cause, Mr. Ker generally will be entitled to receive his salary and benefits for a period of nine months. Upon termination of employment by the Company for cause or as a result of Mr. Ker's death, incapacity or violation of the terms of the agreement, the Company's obligation to pay Mr. Ker's salary will cease. The agreement also provides that Mr. Ker is entitled to participate in the 1994-1996 Executive Compensation Plan until his employment terminates.

     The employment agreement of Mr. Marquard provides for a minimum annual salary of $125,947, subject to increase by the Company's chief executive officer (and adjustment for inflation), until the agreement expires on January 1, 1999. Upon termination of Mr. Marquard's employment by the Company for cause or as a result of his death, disability or violation of the terms of the agreement, the Company's obligation to pay Mr. Marquard's salary will cease. If Mr. Marquard's employment is terminated without cause, Mr. Marquard generally is entitled to be paid his salary for nine months and certain outplacement expenses. The agreement also provides for an annual bonus of up to $50,000 based upon the level of net revenues generated by the Company from certain new or expanded managed care contracts.

     The employment agreement of Mr. Sconyers provides for a minimum annual salary of $120,000, subject to increase by the Compensation Committee (and adjustment for inflation) until the agreement expires on January 1, 1997. The contract term will extend automatically for successive terms of one year unless, at least sixty days prior to the then current expiration date, the Company or Mr. Sconyers gives notice of its intent not to extend the term. Upon termination of Mr. Sconyers' employment by the Company for cause or as a result of his death, disability or violation of the terms of the agreement, the Company's obligation to pay Mr. Sconyers' salary will cease. If Mr. Sconyers' employment is terminated without cause, Mr. Sconyers generally is entitled to be paid his salary for the lesser of six months or the remaining term of the agreement.

     The employment agreement of Mr. Miller provided for an annual salary (subject to adjustment for inflation) of $125,000 through July 30, 1996 and $145,000 through its expiration on August 8, 1997. Pursuant to the agreement, as a result of Mr. Miller's termination of employment by the Company, Mr. Miller will receive his salary and benefits for a period of nine months following his termination at the end of December 1995.

     In addition, the stock option agreements with Messrs. Watkins, McClung, Ker and Miller provide that such options become immediately exercisable in full upon a change in control of the Company or, except with respect to Mr. Ker, termination of employment without cause. The Company's unwillingness to extend the term of Mr. Watkins' employment agreement for additional one-year periods (except where his employment has been terminated as a result of his death, disability, violation of the terms of the agreement or termination of his employment for cause) will constitute a termination of Mr. Watkins' employment without cause for purposes of his stock option agreements, other than the performance-based option granted in 1994, which will remain outstanding and continue to become exercisable in accordance with the terms of such option.

     Under the 1994-1996 Executive Compensation Plan, a quarterly bonus pool is established in an amount equal to 7% of the Company's EBITDA (earnings before interest, taxes, depreciation and amortization) for such quarter, less base salary payments to the senior executive officers for such quarter. The bonus pool, if any, is distributed quarterly to senior executive officers. The plan provides for a cap on annual bonus payments made under the plan and requires any negative quarterly bonus amount to be accumulated and offset by positive quarterly bonus amounts before bonuses for future periods may be paid. The plan also provides for the grant of options to each participant in 1994 and 1995.

COMPENSATION COMMITTEE REPORT

     The Compensation Committee of the Board of Directors is responsible for oversight and administration of the Company's executive compensation program.

     The Company believes that its long-term success depends on its ability to attract, retain and motivate top quality executives. The Compensation Committee recognizes that the Company's executive compensation program is an essential element in that process. The Company's executive compensation program reflects the Company's philosophy that executive compensation should be directly linked to the Company's performance. The program has been designed to link executive compensation to Company performance through at-risk compensation opportunities, both short-term and long-term, in order to adequately reward executives who contribute to the Company's success.

     The Company's executive compensation program consists of base salary, annual cash incentive opportunities and long-term incentives represented by stock options.

  Base Salary

     The Compensation Committee reviews base salary levels of the Company's senior executive officers at least annually and, if appropriate, adjusts base salary levels consistent with the terms of employment agreements with the Company's senior executive officers. Similarly, the President and Chief Executive Officer reviews base salary levels of the Company's other executive officers annually, and if appropriate, adjusts such levels. The base salary, bonus, stock option and other compensation terms for new executive officers are established by the Compensation Committee based upon each executive's qualifications, position and level of responsibility.

     During 1995, the base salary levels of John T. Watkins, who served as President and Chief Executive Officer of the Company through April 3, 1996, and certain of the Company's other executive officers were generally increased, effective March 1, 1995, to reflect a 3% cost of living increase as required by the terms of employment agreements entered into with these executives prior to 1995. No other changes were made in the base salary levels of Mr. Watkins or the Company's other executive officers during 1995. Mr. Watkins and two other executive officers, in support of the restructuring program and as an indication of their commitment to the Company, voluntarily waived a portion of their salary payments in the first quarter of 1995.

     The terms of the employment agreements with the Named Officers are described under "Executive Compensation -- Employment Agreements."

  Annual Cash Incentive Opportunities

     The Compensation Committee endeavors to institute cash incentive opportunities which will provide significant reward to the Company's senior executive officers for performance which enhances shareholder value, but which will result in little or no reward for performance that does not enhance shareholder value.

     Annual cash incentive opportunities have in the past consisted of two separate components: (i) bonus arrangements based upon the achievement of individual performance goals, and (ii) bonus arrangements based upon the achievement of Company performance goals.

     Under the performance bonus program established by the Compensation Committee for Mr. Watkins and the senior executive officers for 1995, a quarterly bonus pool was to be established in an amount equal to 7% of the Company's EBITDA (earnings before interest, taxes, depreciation and amortization) for each quarter, less base salary payments to the senior executive officers for such quarter. The bonus pool, if any, was to be distributed quarterly to Mr. Watkins and the other senior executive officers, first, in proportion to the reductions in base salary agreed to by them during 1994 and, thereafter, 35% to Mr. Watkins and the remainder to the other senior executive officers. The plan provided for a cap on annual bonus payments under the plan and required any negative quarterly bonus amount to be accumulated and offset by positive quarterly bonus amounts before bonuses for future periods could be paid.

     During 1995, base salary payments to the senior executive officers for each quarter exceeded 7% of the Company's EBITDA for such quarter and so no quarterly bonuses were earned by Mr. Watkins or the other senior executive officers in 1995 under the performance bonus program. Based upon the Company's 1995 financial performance, the Compensation Committee did not authorize the payment of any other bonuses to Mr. Watkins or the other senior executive officers relating to 1995 Company performance or individual performance.

  Stock Incentive Opportunities

     The Company's stock incentive opportunities consist of grants of stock options under the Company's 1992 Stock Option Plan. The Company's stock option program permits the executive officers to buy a specific number of shares of Common Stock, in the future, at or above the fair market value of such shares on the date an option is granted. Stock options gain value only to the extent the stock price exceeds the option exercise price. As a result, options have no value to the Company's executive officers unless the executive officers are able to significantly improve the Company's operating performance in a fashion which results in stock price appreciation. The Compensation Committee is responsible for the administration of the Company's stock option program.

     The Compensation Committee believes that an essential element of the Company's long-term success is a highly motivated executive team with a significant financial interest in improving both the Company's short-term and long-term operating performance. While the reductions in senior executive officer base salary levels implemented in 1994 and the increased emphasis on cash incentive compensation were necessary elements of the Company's restructuring program, the Compensation Committee does not believe that they provide adequate incentive for the achievement of the Company's long-term objectives. In the Committee's view, significant stock-based incentive opportunities are also required to provide appropriate long-term incentives.

     As a result, in 1994, the Compensation Committee adopted a program to increase the stock-based incentive opportunities available to the Company's senior executive officers. The program consisted of the grant of stock options to the senior executive officers in each of 1994 and 1995. The grants in 1995 consisted of options to purchase 10,000 shares of the Company's Common Stock granted to each of Mr. Watkins and the top four senior executive officers. These options originally were to become exercisable in four equal annual installments, beginning in December 1996, at an exercise price equal to the fair market value of the Common Stock on the date of grant. See "Proposal 2 -- Approval of Amendment to the 1992 Stock Option Plan -- Stock Options Granted under the Option Plan" for a description of the repricing of certain of these options approved in May 1996. These options are intended to compensate the senior executives for the reduced level of base salary accepted by them beginning in 1994, to encourage their continued employment with the Company and to provide incentive to improve Company performance.

     In developing this program, the Compensation Committee reviewed the stock options held by each of the senior executive officers. The Committee was concerned that the options previously granted to the Company's senior executive officers did not provide them with adequate long-term incentives. The Compensation Committee also considered a survey of compensation levels at comparable companies prepared in 1993 by an executive compensation consulting firm for the Compensation Committee. The compensation survey indicated that the long-term incentive provided to the Company's executive officers through their holdings of Common Stock and options to purchase Common Stock was below the level of similar incentives provided by companies in the surveyed group. As a result, the survey recommended continued grants of stock options to the executive officers. The survey was based upon a general industry compensation survey, a compensation survey of 1,000 companies with revenues under $150 million and a compensation survey of twenty peer group companies selected based upon Standard Industrial Classification codes, which included all of the companies included in the Peer Group Index utilized in the Comparison of Cumulative Total Return graph under "Executive Compensation -- Shareholder Return" below.

     In addition, during 1995, the Compensation Committee granted an option to purchase 50,000 shares of the Company's Common Stock to the Company's new chief operating officer in connection with his assuming such position. This option originally was to become exercisable in four equal annual installments, beginning in September 1996, at an exercise price equal to the fair market value of the Common Stock on the date of grant. This option is intended to encourage the continued employment of this senior executive officer and to provide incentive to improve Company performance. See "Proposal 2 -- Approval of Amendment to the 1992 Stock Option Plan -- Stock Options Granted under the Option Plan" for a description of the repricing of such option approved in May 1996.

  Deductibility of Executive Compensation

     The Compensation Committee annually reviews the provisions of the Internal Revenue Code and related regulations of the Internal Revenue Service which restrict deductibility of executive compensation paid to any of the five most highly compensated executive officers at the end of any fiscal year to the extent such compensation exceeds $1,000,000 in any year.

     The Company's 1992 Stock Option Plan contains a restriction on the granting of options so that compensation realized in connection with the exercise of options granted in the future would be exempt from the restriction on deductibility described above. The 1992 Stock Option Plan restricts to 300,000 the number of shares of Common Stock that may be subject to options granted to any salaried employee in any two consecutive fiscal years. This restriction is proposed to be amended to restrict to 375,000 the number of shares of Common Stock that may be subject to options granted to any salaried employee in any two consecutive fiscal years. See "Proposal 2 -- Approval of Amendment to the Company's 1992 Stock Option Plan." It is important to note that while this restriction allows the Compensation Committee continuing discretion in establishing executive officer compensation, it does limit such discretion by restricting the size of option awards which the Compensation Committee may grant to any single individual. The permitted size of the option awards to a single individual was increased based on the Compensation Committee's determination of the maximum number of option shares which were required to be granted in a two-year period to attract a new chief executive officer to the Company.

     The Compensation Committee does not believe that other components of the Company's compensation program are likely to result in payments to any executive officer in any year which would be subject to the restriction on deductibility, and therefore concluded that no further action with respect to qualifying such compensation for deductibility was necessary at this time. The Compensation Committee will continue to evaluate the advisability of qualifying future executive compensation programs for deductibility under the Internal Revenue Code.

     EDUARDO BOHORQUEZ, PH.D.  ROBERT P. DeCRESCE, M.D.  JOSEPH J. VADAPALAS

SHAREHOLDER RETURN

     Set forth below is a graph comparing the cumulative total return on the Common Stock from September 25, 1992, the date on which the Company's Common Stock began trading publicly on the Nasdaq Stock Market's National Market (symbol: USML), through the end of 1995 with the Standard and Poor's 500 Stock Index (the "S&P 500") and an index constructed by the Company based on the cumulative total returns of a group of companies in the clinical laboratory industry (the "Peer Group"). The Peer Group includes DIANON Systems Inc., LabOne, Inc. (f/k/a Home Office Reference Laboratory Inc.), Meris Laboratories, Inc. and Unilab Corp. The graph assumes that the value of the investment in the Common Stock, the S&P 500 and the Peer Group was $100 on September 25, 1992 and that all dividends were reinvested.

                     COMPARISON OF CUMULATIVE TOTAL RETURN

               PERIOD SINCE PUBLIC OFFERING ON SEPTEMBER 25, 1992

      MEASUREMENT PERIOD
    (FISCAL YEAR COVERED)            USML         PEER GROUP        S&P 500
9/25/92                                 100.00          100.00          100.00
12/31/92                                167.50          114.28          105.05
12/31/93                                100.00          105.44          115.64
12/31/94                                 42.50           81.84          117.17
12/31/95                                 42.50           68.94          161.20

                                   PROPOSAL 2
              APPROVAL OF AMENDMENT TO THE 1992 STOCK OPTION PLAN

PROPOSED AMENDMENT

     The Company proposes to amend the Option Plan to increase the number of shares of Common Stock subject to the Option Plan by 500,000 to 1,270,000 shares and to increase the limit on the number of shares of Common Stock that may be included in options granted to any salaried employee in any two consecutive fiscal years from 300,000 to 375,000. Approval of the proposal to amend the Option Plan requires the affirmative vote of the holders of a majority of the shares of Common Stock present, or represented, and entitled to vote at, the Annual Meeting. The Board of Directors recommends a vote FOR the approval of such amendment.

     The Company's executive officer and management compensation program is based upon the philosophy that executive compensation should be linked to performance. The purpose of the Option Plan is to attract and retain qualified personnel and to provide additional incentive to employees, officers, directors and consultants which is linked to Company performance. Since stock options only gain value if the price of the Common Stock increases above the option exercise price, grants of options to executives under the Option Plan reflect the Company's philosophy and objective of linking executive compensation to Company performance.

     A total of 770,000 shares of Common Stock are reserved for issuance under the Option Plan and, upon the approval of the proposed amendment to the Option Plan, there will be 1,270,000 shares of Common Stock reserved for issuance under the Option Plan. As of May 8, 1996, options for 797,000 shares of Common Stock have been granted under the Option Plan and are outstanding, including options for 300,000 shares of Common Stock issued to Eugene Jennings, the Company's new Chairman of the Board, President and Chief Executive Officer, 20,000 of which were granted subject to approval by the shareholders of the Company of this proposal to amend the Option Plan, and options to purchase 7,000 shares which were granted to another employee subject to such approval. The options granted to Mr. Jennings include an option to purchase 118,168 shares at $3.385 per share and an option to purchase 181,832 shares (including the 20,000 subject to shareholder approval) at $3.63 per share. Each of such options becomes exercisable in equal annual installments over four years beginning one year after the grant date and expires ten years after the grant date. The Company also intends to issue to Mr. Jennings options to purchase 75,000 shares in each of 1997 and 1998 if the shareholders of the Company approve this proposal to amend the Option Plan. The options to be granted in 1997 and 1998 will have an exercise price equal to fair market value (as defined in the Option Plan) on the grant date, will become exercisable in equal annual installments over four years beginning one year after the grant date and expire ten years after the grant date. The options granted and intended to be granted to Mr. Jennings also become exercisable immediately upon death, disability, a change in control or termination of employment without cause.

     The Board of Directors believes that additional shares of Common Stock should be made subject to the Option Plan to facilitate future grants under the Option Plan consistent with its philosophy and objectives and to permit the Company to issue additional options to Mr. Jennings as contemplated at the time Mr. Jennings was hired. The approval by the shareholders of the proposed amendment to the Option Plan will permit the Company to continue to grant stock options as part of its executive compensation program, including options to be issued to Mr. Jennings as described above, and to honor the portion of Mr. Jennings' stock options subject to shareholder approval.

     Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), and certain regulations promulgated thereunder by the Internal Revenue Service contain new rules regarding the federal income tax deductibility of compensation paid to a publicly traded corporation's chief executive officer and to each of its four most highly paid executive officers. Under Section 162(m), the Company may deduct compensation paid to such an executive only to the extent that it does not exceed $1,000,000 during any fiscal year, unless the compensation constitutes "performance-based" compensation. In general, compensation attributable to a stock option or stock appreciation right is deemed to be based on performance if (i) the grant is made by the corporation's compensation committee, (ii) the plan under which the grant is made includes a per-employee limit on the number of shares with respect to which options may be granted during a specific period; and (iii) the amount of compensation the employee could receive under the terms of the option is based solely on the increase in value of the stock after the date of the grant.

     In 1995, the Board concluded that it would be advisable to establish certain restrictions on the granting of options under the Option Plan to exempt from the Section 162(m) limitation compensation realized in connection with future exercises of options granted under the Option Plan. Accordingly, the Option Plan currently limits to 300,000 the number of shares of Common Stock that may be included in options granted to any salaried employee in any two consecutive fiscal years. As described above, the Company intends to grant options in the future to Mr. Jennings under the Option Plan which would cause this limitation to be exceeded. In order to permit the Company to make additional grants to Mr. Jennings under the Option Plan as contemplated at the time Mr. Jennings was hired and to maximize available tax deductions for the Company relating to such grants, the Board is proposing to amend the Option Plan to increase such limitation to 375,000 shares.

 THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE APPROVAL OF THE AMENDMENT TO
                                THE OPTION PLAN.

DESCRIPTION OF OPTION PLAN

     The Option Plan was first adopted by the Board of Directors on June 23, 1992 and the Option Plan and subsequent amendments have been approved by the Company's shareholders. The Option Plan provides for the granting to employees (including officers) of incentive stock options ("ISOs") within the meaning of
Section 422 of the Code and for the granting of nonqualified stock options to employees (including officers), directors and consultants. Currently, there are approximately 26 employees (including officers and employee-directors), and eight non-employee directors eligible to participate in the Option Plan.

     The Option Plan is currently administered by the Compensation Committee, comprised of Mr. Vadapalas, Dr. Bohorquez and Dr. DeCresce. The Compensation Committee determines who will receive options and the terms of the options granted under the Option Plan, including the exercise price, number of shares subject to the option, term and exercisability. The Compensation Committee currently is not permitted to grant options to purchase more than 300,000 shares to any salaried employee in any two consecutive fiscal years. In addition, the Compensation Committee cannot grant an ISO if, as a result of the grant, the optionee would have the right in any calendar year to exercise for the first time one or more ISOs for shares having an aggregate fair market value (under all plans of the Company and determined for each share as of the date the option to purchase the share was granted) in excess of $100,000. Generally, no option may be transferred by the optionee other than by will or the laws of descent and distribution. Each option may be exercised, during the lifetime of the optionee, only by the optionee. The exercise price of all ISOs and nonqualified stock options under the Option Plan must equal at least the fair market value of the Common Stock of the Company on the date of grant as calculated under the Option Plan. The exercise price of any ISO granted to an optionee who owns stock possessing more than 10% of the voting power of the Company's outstanding capital stock must equal at least 110% of the fair market value of the Common Stock on the date of grant. Payment of the exercise price may be made in cash, Common Stock or such other consideration determined by the Compensation Committee. As of the close of business on May 1, 1996, the price per share of Common Stock as quoted on the Nasdaq National Market was $4.25.

     The Option Plan may be amended from time to time by the Board of Directors but shareholder approval will generally be required for any amendment which would cause any ISO no longer to qualify as such or which would materially increase the benefits to any option holder who is subject to Section 16 of the Securities Exchange Act of 1934.

STOCK OPTIONS GRANTED UNDER THE OPTION PLAN

     The following table sets forth the number of shares of Common Stock subject to options granted under the Option Plan to the Named Officers, all persons who received more than 5% of the options granted under the Option Plan (other than persons whose relationship with the Company has terminated without their options becoming exercisable), each director-nominee, all non-employee directors as a group, all current executive officers as a group and all other current employees as a group. No options have been granted under the Option Plan to any associate of any current director, executive officer or director-nominee. The exercise prices of all options granted under the Option Plan, ranging from $3.38 to $12.28, were at least equal to the fair market value of the Common Stock as of the respective grant dates. All options granted under the Option Plan, other than the option granted in 1993 to Mr. Watkins, the performance-based options granted in 1994 (the "Performance Options") and the options held by Mr. Sconyers, Mr. Ker and Mr. Gorga, become exercisable in cumulative annual installments of 25% on each of the first four anniversaries of the grant date. The option granted in 1993 to Mr. Watkins becomes exercisable in cumulative annual installments of 5,458 shares beginning December 31, 1993 through 1996, 8,733 shares beginning December 31, 1997 through 1999 and the remainder on January 1, 2000. All or a portion of the Performance Options, other than the Performance Option held by Mr. Ker, become exercisable if (i) the closing price of the Common Stock exceeds certain target prices, ranging from $12.00 to $18.00 per share, prior to certain dates between December 6, 1996 and December 6, 1998, (ii) the optionee dies or becomes permanently disabled, (iii) a change in control of the Company occurs in which shareholders receive consideration in excess of $10.00 per share or (iv) except with respect to Mr. Watkins, the optionee's employment is terminated without cause. Mr. Sconyers' option becomes exercisable upon a change in control of the Company (as defined in the option agreement) but only if the Company's and its subsidiaries' average number of days of accounts receivable outstanding was less than or equal to 70 days for a period of at least three consecutive calendar months and Mr. Sconyers continues as an employee of the Company or a subsidiary in the same or a higher position. All options granted under the Option Plan, other than the Performance Options and Mr. Sconyers' option, also become exercisable immediately upon the death or disability of the grantee or a change in control of the Company, and the options granted to Messrs. Watkins, McClung, Miller and Jennings also become exercisable immediately upon termination of employment without "cause". In May 1996, the exercise prices of all of the options held by Mr. Ker and options to purchase 40,000 shares held by Mr. Gorga were reduced to $4.75, which exceeded the market price on the date of such reduction. Mr. Ker's Performance Option was also revised to become exercisable if (i) the closing price of the Common Stock exceeds certain target prices, ranging from $7.00 to $14.00 per share, prior to certain dates between December 6, 1997 and December 6, 1999, (ii) Mr. Ker dies or becomes permanently disabled, or (iii) a change in control of the Company occurs in which shareholders receive consideration in excess of $10.00 per share. In connection with the repricing of Mr. Ker's options, he agreed to amend options to purchase 25,000 shares that were fully exercisable or which would otherwise have become exercisable during 1996 to provide that such options may not be exercised prior to May 6, 1997 and to eliminate a provision which would have accelerated the exercisability of all of his options upon termination of his employment, except that options to purchase 17,500 shares (or 15,000 shares, if termination is prior to August 2, 1996) become exercisable if Mr. Ker's employment is terminated by the Company without cause prior to May 6, 1997. In connection with the repricing of a portion of Mr. Gorga's options, he agreed to amend options to purchase 15,000 shares that were fully exercisable or which would otherwise have become exercisable during 1996 to provide that such options may not be exercised prior to May 6, 1997 and to eliminate a provision in all of his options which would have accelerated the exercisability of such options upon termination of his employment without cause, except that options to purchase 12,500 shares become exercisable if Mr. Gorga's employment is terminated by the Company without cause on or after September 11, 1996 and prior to May 6, 1997. Mr. Ker's and Mr. Gorga's other options generally become exercisable in cumulative annual installments of 25% on each of the first four anniversaries of the grant date. All options granted under the Option Plan, other than the Performance Options, terminate ten years after the date of grant or earlier if employment is terminated. Performance Options, once they become exercisable, generally terminate on December 5, 2004 or three months after termination of employment, whichever is earlier.

                                                                         NUMBER OF SHARES
                                                                          OF COMMON STOCK
                                                                            SUBJECT TO
                                                                        OPTIONS PREVIOUSLY
                                                                           GRANTED UNDER
                           NAME OF PERSON OR GROUP                          OPTION PLAN
        -------------------------------------------------------------   -------------------
        John Watkins, Vice Chairman and former Chairman, President
          and Chief Executive Officer................................         125,000
        Perry McClung, Executive Vice President and President of
          USMC.......................................................          85,000
        Alan Ker, Vice President, Finance, Treasurer and Chief
          Financial Officer..........................................          80,000
        Thomas Marquard, Vice President, Sales and Marketing of
          USMC.......................................................           5,000
        Ronald Sconyers, Vice President, Management Information
          Systems and Billing........................................          10,000
        Michael Miller, former Vice President, Sales and Marketing...          90,000
        Eugene Jennings, Chairman, President and Chief Executive
          Officer....................................................         450,000(1)
        Lou Gorga, Vice President and Chief Operating Officer........          60,000
        Anthony Bonelli, Director -- Nominee.........................           5,000
        Robert DeCresce, Director -- Nominee.........................          10,000
        Thomas Gorman, Director -- Nominee...........................               0
        All Non-Employee Directors as a Group........................          15,000
        All Current Executive Officers as a Group....................         406,832
        All Other Current Employees as a Group.......................         207,000(2)

- ------------------------
(1) Includes options to purchase a total of 150,000 shares which the Company intends to grant during the next two years under the Option Plan if this proposal to amend the Option Plan is approved by shareholders, and an option to purchase 20,000 shares which is subject to shareholder approval of the proposed amendment to the Option Plan.

(2) Includes an option to purchase 7,000 shares which is subject to shareholder approval of the proposed amendment to the Option Plan.

FEDERAL INCOME TAX CONSEQUENCES

     Under the Code as now in effect, at the time an ISO is granted or exercised, the optionee will not be deemed to receive any income and the Company will not be entitled to any deduction. However, the difference between the exercise price and the fair market value of the shares of Common Stock on the date of exercise is a tax preference item, which may subject the optionee to the alternative minimum tax in the year of exercise. The holder of an ISO generally will be accorded capital gain or loss treatment on the disposition of Common Stock acquired by exercise of an ISO, provided the disposition occurs more than two years after the date of grant and more than one year after exercise. An optionee who disposes of shares acquired upon exercise of an ISO prior to the expiration of the foregoing holding periods realizes ordinary income upon the disposition equal to the difference between the exercise price and the lesser of the fair market value of the shares on the date of exercise or the disposition price. To the extent ordinary income is recognized by the optionee, the Company may deduct a corresponding amount as compensation expense. Payment of the exercise price by surrendering shares of Common Stock generally will not result in the recognition of a capital gain or loss on the shares surrendered.

     Upon the exercise of a nonqualifed stock option, an optionee will recognize ordinary income equal to the difference between the exercise price and the fair market value of the Common Stock acquired at the time of exercise and the Company will receive a corresponding deduction upon withholding for income and employment tax. Payment of the exercise price by surrendering shares of Common Stock generally will not result in the recognition of a capital gain or loss on the shares surrendered. When the optionee disposes of the shares acquired by the exercise of the option, any difference from the fair market value of the shares on the date of exercise will be treated as capital gain or loss.

     The Company may withhold from an optionee's salary or other compensation (or to secure payment from the optionee in lieu of withholding) all or any portion of any withholding or other tax due with respect to any shares of Common Stock deliverable under such optionee's option or the Committee may (but need not) permit payment of such withholding by the Company's retention of shares of Common Stock which would otherwise be transferred to the optionee upon exercise of the option. In the event any Common Stock is retained by the Company to satisfy all or any part of the withholding, the part of the withholding deemed to have been satisfied by such Common Stock will be equal to the fair market value of the shares of Common Stock retained by the Company.

                              SECURITIES REPORTING

     Section 16(a) of the Securities Exchange Act of 1934 (the "Exchange Act") requires the Company's officers and directors, and persons who own more than 10% of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission ("SEC"). Officers, directors and greater than 10% shareholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file. Based solely on its review of the copies of such forms received by it since January 1, 1995, or written representations from certain reporting persons that no Forms 5 were required for those persons, the Company believes that all filing requirements applicable to its officers, directors, and greater than 10% beneficial owners were complied with during 1995, except that John Kateley, a former officer of the Company, filed one late Form 4 disclosing one transaction.

                            INDEPENDENT ACCOUNTANTS

     The accounting firm of Coopers & Lybrand LLP acted as independent accountants to audit the financial statements of the Company and its consolidated subsidiaries for 1995 and has conducted the audits for the Company since the organization of the Company. The Audit Committee has not yet completed its evaluation of the 1995 audit process. As a result, the selection of the independent accountants to audit the financial statements of the Company for the fiscal year ended December 31, 1996 will be made by the Board of Directors at a later date. Representatives of Coopers & Lybrand LLP are expected to be at the Annual Meeting and to be available to respond to appropriate questions. Such representatives will have the opportunity to make a statement if they desire to do so.

                             SHAREHOLDER PROPOSALS

     Proposals of shareholders intended to be presented at the 1997 Annual Meeting of Shareholders must be received by the Secretary of the Company at the Company's principal executive offices on or before January 8, 1997. Shareholders who wish to submit proposals for action or nominees for election at a meeting of shareholders must comply with certain notice and informational requirements set forth in the Company's bylaws.

                        SHAREHOLDERS WHO ARE PHYSICIANS

     Pursuant to Federal and State law, physicians are prohibited from referring, recommending or arranging for a referral of clinical laboratory services for which payment may be made under Medicare to the Company if such persons or any member of their immediate family has an investment, compensation or other financial relationship with the Company, including the ownership of Common Stock. All owners of Common Stock who are physicians or have physicians in their immediate family must report the physician's name and I.D. number to the Company.

                                          By order of the Board of Directors,
                                          Thomas S. Vaughn, Secretary

May 8, 1996

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------
     PROXY                                                            PROXY

                 UNIVERSAL STANDARD MEDICAL LABORATORIES, INC.

                      THIS PROXY IS SOLICITED ON BEHALF OF
       THE BOARD OF DIRECTORS OF UNIVERSAL STANDARD MEDICAL LABORATORIES,
                                      INC.

         The undersigned hereby constitutes and appoints Eugene E. Jennings, Alan S. Ker and Thomas S. Vaughn, and each of them, attorneys, agents and proxies with power of substitution to vote all of the shares of Common Stock of Universal Standard Medical Laboratories, Inc. (the "Company") that the undersigned is entitled to vote at the Annual Meeting of Shareholders of the Company, to be held at the Holiday Inn Crowne Plaza, 8000 Merriman Road, Romulus, Michigan on June 12, 1996 at 1:00 p.m., local time, and at any adjournments thereof, upon the following matters, all of which are proposed by the
     Company:

       1.  FOR the election as directors / /                                          WITHHOLD AUTHORITY / /
          of all nominees listed below                                                for all nominees listed below.
          (except as marked to the contrary below).

      NOMINEES: Anthony A. Bonelli, Robert P. DeCresce, M.D. and Thomas W.
                                    Gorman.

     (INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL
                   NOMINEE, WRITE THAT NOMINEE'S NAME ON THE SPACE PROVIDED BELOW.)

     ----------------------------------------------------------------------

     UNLESS AUTHORITY IS WITHHELD, THIS PROXY WILL BE VOTED FOR THE ELECTION OF ALL OF THE NOMINEES NAMED ABOVE.

     2. Proposal to approve and adopt the amendment to the Company's 1992
        Stock Option Plan.              / / FOR   / / AGAINST   / / ABSTAIN

             (Continued and to be signed and dated on reverse side)

- --------------------------------------------------------------------------------

- --------------------------------------------------------------------------------
         This Proxy, when properly executed, will be voted in the manner directed; IF NO DIRECTION IS MADE WITH RESPECT TO A PROPOSAL, THIS
     PROXY WILL BE VOTED FOR SUCH PROPOSAL. In their discretion the proxies are also authorized to vote upon such other matters as may properly come before the meeting, including the election of any person to the Board of Directors where a nominee named in the Proxy Statement dated
     May 8, 1996 is unable to serve or, for good cause, will not serve.

         The undersigned acknowledges receipt of the Notice of Annual Meeting of Shareholders and the Proxy Statement dated May 8, 1996 and ratifies all that the proxies or either of them or their substitutes may lawfully do or cause to be done by virtue hereof and revokes all former proxies.

         NOTE: Please sign exactly as name(s) appear(s) on stock records. When signing as attorney, administrator, trustee, guardian or corporate officer, please so indicate.


                                                   Signature................................... Date.............................

                                                   Signature................................... Date.............................









